Exhibit 99.1
NEWS RELEASE

HECLA REPORTS 2015 SALES OF $444 MILLION

Record silver production of 11.6 million ounces and gold production of 189,327 ounces in 2015; Record silver reserves for 10th consecutive year

For The Period Ended: December 31, 2015

For Release: February 23, 2016

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced 2015 sales of $443.6 million and gross profit of $38.5 million, with net loss applicable to common stockholders of $87.5 million, or $0.23 per basic share, and an adjusted net loss applicable to common stockholders of $34.0 million, or $0.09 per basic share.¹

FOURTH QUARTER 2015 HIGHLIGHTS (comparison to Q4 2014)

•	Silver production increased 13% to 3.6 million ounces at a cash cost, after by-product credits, of $5.55 per silver ounce.[2]
•	Gold production increased 10% to 60,350 ounces, of which Casa Berardi produced 42,282 ounces of gold at a cash cost, after by-product credits, of $591 per gold ounce.[2]
•	San Sebastian began producing gold and silver, pouring first doré on December 22.
•	Operating cash flow of $27.5 million and adjusted EBITDA of $34.5 million.[3]

FULL YEAR 2015 HIGHLIGHTS (comparison to 2014) AND 2016 OUTLOOK

•	Silver equivalent production of 37.5 million ounces, the highest in the Company's history.[4]
•	Silver production increased 5% to 11.6 million ounces, the highest in the Company's history, at a cash cost, after by-product credits, per silver ounce of $5.85.[2]
•	Gold production increased 1% to 189,327 ounces, with 127,891 ounces produced at Casa Berardi at an average cash cost, after by-product credits, per gold ounce of $772.[2]
•	Highest year-end proven and probable silver reserve levels in Company history for the 10th consecutive year despite using $14.50/oz silver for the calculation.
•	Operating cash flow of $106.4 million and adjusted EBITDA of $116.8 million.[3]
•	Cash and cash equivalents of $155.2 million at December 31, 2015.
•	Proceeding with East Mine Crown Pillar (EMCP) pit at Casa Berardi, expect to produce ore from the new pit by year end.
•	Estimated 2016 silver production of 13.5-14.0 million ounces and gold production of approximately 207,000 ounces.

(1)

Adjusted net income (loss) applicable to common stockholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release.

(2)

Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of this release.

(3)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of this release.

(4)	2015 silver equivalent calculation is based on the following prices: $15.70 for silver, $1,160 for gold, $0.81 for lead, and $0.88 for zinc.

 Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

"We finished 2015 strongly, with robust performance at all our mines in the fourth quarter helping us set record silver and silver equivalent production for the year. And despite using probably the most conservative price assumptions in the industry, the Company had its 10th consecutive year of growing silver reserves to the most in our history," said Phillips S. Baker Jr., Hecla's President and CEO. "We believe we are one of few precious metals companies growing right now, not just in reserves but in production as well. Because our balance sheet allowed us to continue investing during the price decline of the last few years, we expect more than a 15% increase in silver production and about a 10% increase in gold production this year, positioning us to take advantage of the rally in prices we have seen in 2016."

SILVER AND GOLD RESERVE GROWTH

Proven and probable silver reserves of 175 million ounces increased by 1% over December 31, 2014 levels due to the addition of approximately 8 million silver ounces at San Sebastian using a price assumption of $14.50/oz, a 16% reduction from last year’s $17.25/oz assumption. Proven and probable gold reserves of 2.1 million ounces were unchanged over December 31, 2014 levels using an assumption of $1,100/oz, a 10% decline from last year’s $1,225/oz assumption.

Please refer to the reserves and resources table at the end of this press release, or to the press release entitled "Hecla Reports Record Silver Reserves", issued on February 16, 2016 for the breakdown between proven and probable reserve and resource levels as well as a detailed summary of the Company's exploration programs.

FINANCIAL OVERVIEW

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
FINANCIAL DATA (000s)
Sales	$115,337	$121,985	$443,567	$500,781
Gross profit	$11,735	$22,207	$38,511	$85,201
Income (loss) applicable to common stockholders	$(63,101)	$16,767	$(87,520)	$17,272
Basic and diluted income (loss) per common share	$(0.17)	$0.05	$(0.23)	$0.05
Net income (loss)	$(62,963)	$16,905	$(86,968)	$17,824
Cash provided by operating activities	$27,477	$24,356	$106,445	$83,124
Capital expenditures (excluding capitalized interest)	$41,965	$37,732	$140,607	$131,607
Cash and cash equivalents as of year end			$155,209	$209,665

Net loss applicable to common stockholders for the fourth quarter and full year of 2015, respectively, was $63.1 million and $87.5 million, or $0.17 and $0.23 per basic share, compared to net losses of $16.8 million and $17.3 million, or $0.05 per basic share for both the fourth quarter and full year of 2014. Among items impacting the results for the 2015 periods compared to 2014 were the following:

•	Revenue decreased by 5% for the fourth quarter and 11% for the year due to lower average silver, gold, lead and zinc prices in 2015 partially offset by higher production.
•	Exploration and pre-development expense decreased by $2.0 million for the quarter and increased by $2.3 million for the year.
•	Foreign exchange gains due to the weakness in the Canadian dollar.
•	Increase in the provision for closed operations and reclamation for historic properties to $12.0 million.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

•

Net mark-to-market gains on base metal forward contracts of $0.0 million and $8.3 million for the fourth quarter and full year of 2015 compared to net losses of $11.7 million and net gains of $9.1 million for the same periods in 2014.

•	Impairment losses of $2.5 million for 2015 for investments in exploration companies.
•

Income tax provision of $56.3 million in 2015, largely due to a non-cash increase in the U.S. valuation allowance, against net operating loss carryforwards, as a result of this year’s lower metal prices, which was partially offset by the decrease in the Mexican valuation allowance related to net operating losses which are expected to be utilized as a result of San Sebastian’s operating activities.

Operating cash flow increased 28% to $106.4 million in 2015. Year end 2015 cash and cash equivalents of $155.2 million reduced $54.5 million over the prior year level as the Company undertook the second largest capital program in its history. Hecla's capital investments (excluding capitalized interest) at its existing operations were $42.0 million and $140.6 million for the fourth quarter and year ended December 31, 2015, respectively. The capital investment for the year at Lucky Friday was $55.9 million, including $39.5 million for the #4 Shaft Project. At Greens Creek, capital spending was $46.0 million, including $20.7 million for the tailings pond expansion. At Casa Berardi, capital investment was $35.3 million and was focused on mine development. At San Sebastian, capital investment was $3.4 million, focused on mill upgrades.

Metals Prices

Average realized silver prices in the fourth quarter and full year 2015 were $14.26 and $15.57 per ounce, 11% and 16% lower than the prior periods, respectively. Realized prices for gold for the fourth quarter and full year 2015 were $1,089 and $1,150 per ounce, both 9% lower than the prior periods. Realized prices for lead and zinc were lower for the 2015 periods than 2014.

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$14.76	$16.47	$15.70	$19.08
	Realized price per ounce	$14.26	$16.00	$15.57	$18.46
Gold -	London PM Fix ($/oz)	$1,104	$1,200	$1,160	$1,266
	Realized price per ounce	$1,089	$1,195	$1,150	$1,262
Lead -	LME Cash ($/pound)	$0.76	$0.91	$0.81	$0.95
	Realized price per pound	$0.77	$0.93	$0.83	$0.98
Zinc -	LME Cash ($/pound)	$0.73	$1.01	$0.88	$0.98
	Realized price per pound	$0.71	$1.03	$0.86	$0.99

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at December 31, 2015:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON PROVISIONAL SALES
2016 settlements	23,755	8,433	$0.71	$0.77

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

With the advanced settlement of the balance of financially settled base metal forward contracts in 2015, net proceeds of $16.5 million were generated during the year.

OPERATIONS

Overview

•	Greens Creek production of 2.6 million and 8.5 million ounces of silver in the fourth quarter and full year of 2015, respectively, an increase of 4% and 8% over the same periods of 2014.
•	Lucky Friday silver production of 985,698 and 3,028,134 ounces for the fourth quarter and full year of 2015, respectively, an increase of 32% and decrease of 7% over the same periods of 2014.
•	Casa Berardi gold production of 42,282 and 127,891 ounces for the fourth quarter and full year of 2015, respectively, a 7% increase and no change over production in the 2014 periods.
•	San Sebastian poured its first doré on December 22, producing 81,677 ounces of silver and 870 ounces of gold in the fourth quarter of 2015.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the fourth quarters and twelve months ended December 31, 2015 and 2014:

	Fourth Quarter and Year Ended						Fourth Quarter and Year Ended
	December 31, 2015						December 31, 2014
	Production (ounces)		Increase/Decrease over 2014		Cash costs, after by-product credits, per silver or gold ounce¹, 2		Production (ounces)		Cash costs, after by-product credits, per silver or gold ounce1,²
	Q4	Year	Q4	Year	Q4	Year	Q4	Year	Q4	Year
Silver	3,644,310	11,591,603	13%	5%	$5.55	$5.85	3,213,096	11,090,506	$4.58	$4.81
Gold	60,350	189,327	10%	1%	$591	$772	54,674	186,997	$635	$826
Greens Creek
Silver	2,568,025	8,452,153	4%	8%	$4.18	$3.91	2,459,092	7,826,341	$2.74	$2.89
Gold	17,198	60,566	12%	3%	N/A	N/A	15,289	58,753	N/A	N/A
Lucky Friday	985,698	3,028,134	32%	(7)%	$9.02	$11.23	745,766	3,239,151	$10.65	$9.44
Casa Berardi
Gold	42,282	127,891	7%	—%	$591	$772	39,385	128,244	$635	$826
Silver	8,910	29,639	8%	18%	N/A	N/A	8,238	25,014	N/A	N/A
San Sebastian[3]
Silver	81,677	81,677	N/A	N/A	$6.71	$6.71	N/A	N/A	N/A	N/A
Gold	870	870	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Cash cost, after by-product credits, per silver or gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found at the end of the release.

(2)

Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is used as a by-product credit against the silver cash cost.

(3)	The first doré was poured at San Sebastian on December 22, 2015.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2015 and 2014:

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
PRODUCTION SUMMARY
Silver -	Ounces produced	3,644,310	3,213,096	11,591,603	11,090,506
	Payable ounces sold	2,866,156	2,531,083	10,171,896	9,499,221
Gold -	Ounces produced	60,350	54,674	189,327	186,997
	Payable ounces sold	53,431	49,469	178,400	177,584
Lead -	Tons produced	11,439	9,787	39,965	40,255
	Payable tons sold	9,341	7,422	33,409	32,632
Zinc -	Tons produced	19,036	17,219	70,073	67,969
	Payable tons sold	13,010	10,996	49,831	48,648

Greens Creek Mine - Alaska

Silver production at Greens Creek in 2015 was 2.6 million ounces for the fourth quarter and 8.5 million ounces for the year, the highest annual silver production since Hecla acquired 100% of the mine in 2008. Silver production increased over 2014 levels due to higher silver ore grades, particularly during the fourth quarter of 2015, as well as higher metallurgical recoveries. The mill operated at an average of 2,324 tons per day in the fourth quarter, and 2,231 tons per day in 2015.

Cash cost, after by-product credits, per silver ounce at Greens Creek was $4.18 and $3.91 for the fourth quarter and full year, respectively, compared to $2.74 and $2.89 for the same periods in 2014. The increase in cash costs, after by-product credits, per silver ounce for 2015 compared to 2014 is the result of lower by-product credits due to decreasing metal prices, partially offset by increased silver production.

Capital spending for Greens Creek in 2016 is estimated to be $48 million, of which approximately $14 million is for the tailings expansion project.

Lucky Friday Mine - Idaho

The Lucky Friday mine produced 985,698 ounces of silver in the fourth quarter and 3,028,134 ounces of silver for the full year 2015, compared to 745,766 ounces and 3,239,151 ounces for the same periods in 2014. The grades in the fourth quarter increased by more than 10% over the prior year period due to mine sequencing. The reduction in annual production is due to a failure in the underground ventilation system that was resolved on October 1. The mill averaged 926 tons per day in the fourth quarter and 815 tons per day for the year.

Cash cost, after by-product credits, per silver ounce at Lucky Friday was $9.02 and $11.23 in the fourth quarter and full year, respectively, compared to $10.65 and $9.44 for the same periods in 2014. The reduction in quarterly cash cost, after by-product credits, per silver ounce is attributable to the higher production level resulting from higher grades. The increase in annual cash cost, after by-product credits, per silver ounce is attributable to the necessity of mining lower grade material as the ventilation issue was being resolved.

The #4 Shaft Project is a key growth project that is currently excavated to the 8500 level. The #4 Shaft Project is more than 90% completed, and is expected to be finished in the fourth quarter of 2016, allowing access to higher-grade zones once the associated development is concluded. The #4 Shaft Project is expected to cost approximately $225 million, with approximately $20 million left to be spent over 2016.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Capital spending for Lucky Friday in 2016 is estimated to be $37 million, including the #4 Shaft Project.

The Collective Bargaining Agreement at the Lucky Friday, between the bargaining unit employees represented by the United Steel Workers and the Company, is scheduled to expire on April 30, 2016.

Casa Berardi Gold Mine - Quebec

The Casa Berardi mine produced 42,282 ounces of gold in the fourth quarter, the highest quarterly production since Hecla acquired the mine in 2013, and 127,891 ounces for the full year 2015, compared to 39,385 and 128,244 ounces of gold for the 2014 periods. The increased gold production during the quarter was due in part to higher grades and recoveries. The mill throughput rate averaged 2,488 tons per day in the fourth quarter and 2,313 tons per day over the year.

Cash cost, after by-product credits, per gold ounce was $591 for the fourth quarter and $772 for 2015, a 7% and 6% decrease, respectively, from 2014 periods. The lower costs were due in part to higher production as well as changes in the CAD/USD exchange rate.

The Company is moving forward with the East Mine Crown Pillar ("EMCP") pit, which is situated between the east and west mines. In a report prepared for the Company's use by Mine Development Associates, dated June 26, 2015, the project is estimated to have an NPV (12%) of C$37.51, and an IRR of 90% ($1,225/oz gold). The pit is expected to provide about 5.5 years of production which is meant to supplement the material coming from the underground operation, increasing the mill throughput to about 3,100 tons per day for the remaining mine life starting in 2017. Excavation of surface materials has begun, and production of about 5,000 ounces of gold is expected before year-end, increasing to approximately 30,000 ounces of gold in 2017. Capital investment for the EMCP pit project is estimated at $39 million over the life of the project, with $19 million to be spent in 2016.

Capital spending for Casa Berardi in 2016 is estimated to be $61 million.

San Sebastian - Mexico

The San Sebastian mine began operations and poured its first doré on December 22, 2015. The mine produced 81,677 ounces of silver at a cash cost, after by-product credits, of $6.71 per ounce. The mine also produced 870 ounces of gold.

In January, San Sebastian produced 288,271 ounces of silver and 2,231 ounces of gold from 10,446 tons of mill feed. The feed averaged 0.23 oz/ton gold and 29.4 oz/ton silver, with corresponding recoveries of 91.8% and 93.8%.

Capital spending for San Sebastian in 2016 is estimated to be $2 million.

(1)	Reduction in consultant's estimate made for the installation of a rock breaker.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

2016 GUIDANCE

For the full year 2016, the Company expects:

Mine	2016E¹ Silver Production (Moz)	2016E Gold Production (oz)	Cash cost, after by-product credits, per silver/gold ounce[4]
Greens Creek	7.5	52,000	$6.00 per silver oz
Lucky Friday	3.0		$9.00 per silver oz
San Sebastian	3.0	20,000	$2.00 per silver oz
Casa Berardi[2]		135,000	$700 per gold oz
Total	13.5-14.0	207,000	$6.00 per silver oz
Silver Equivalent Production[3]	39.0-40.0
Gold Equivalent Production[3]		511,000-521,000

2016E capital expenditures (excluding capitalized interest)	$150 million[5]

2016E pre-development and exploration expenditures	$15 million

(1)	2016E refers to the Company's expectations for 2016.
(2)	Includes an estimated 5,000 gold ounces from the EMCP open pit.
(3)	Metal price assumptions used for calculations: Au $1,150/oz, Ag $15/oz, Zn $0.75/lb, Pb $0.80/lb; USD/CAD assumed to be $0.75, USD/MXN assumed to be $0.06.
(4)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement.
(5)	2016 capital spending estimated for Greens Creek to be $48 million, Lucky Friday to be $37 million, Casa Berardi to be $61 million and San Sebastian to be $2 million.

DIVIDEND

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about March 30, 2016, to shareholders of record on March 18, 2016. The Company's realized silver price was $14.26 in the fourth quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 1, 2016, to shareholders of record on March 15, 2016.

EXPECTED COST REDUCTIONS

Recognizing the ongoing weakness in the price of silver, the Company has enacted several measures to reduce costs and maintain its financial strength. The Company expects to reduce non-payroll costs by approximately $25 million in 2016. These cuts are expected to come from all areas of the business. In addition, senior management and board members have taken a 10% reduction in base salary and retainer fees, respectively, and the CEO has taken a 20% reduction in base salary.

BOARD UPDATE

The Board of Directors of Hecla has appointed Mr. George R. Johnson and Mr. Stephen F. Ralbovsky as Directors effective March 1, 2016. Mr. Johnson has over 45 years of experience in the mining industry, and was most recently Senior Vice President of Operations of B2 Gold Corporation. He has also held senior operations positions at Kinross Gold Corporation and Bema Gold Corporation and held various positions at Hecla from 1983 to 1999. Mr. Ralbovsky was a partner with PricewaterhouseCoopers, LLP from 1990 until his retirement in June 2014 where he was US Mining Leader (all lines of service), US Mining Tax Leader and Global Mining Tax Leader.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Tuesday, February 23, at 1:00 p.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statement Regarding Forward Looking Statements, Including 2016 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales, including as a result of the #4 Shaft Project; (ii) estimates of future costs including the expected cost of the #4 Shaft project and cash cost, after by-product credits per ounce of silver/gold; (iii) estimates for 2016 for silver and gold production, silver equivalent production, cash cost, after by-product credits, capital expenditures and exploration and pre-development expenditures (which assumes metal prices of gold at $1,150/oz, Ag $15/oz, Zn $0.75/lb, Pb $0.80/lb; USD/CAD assumed to be $0.75, USD/MXN assumed to be $0.06; (iv) expectations regarding the development, growth potential, financial performance and exploration potential of the Company’s projects, including the EMCP pits in Quebec and San Sebastian operations; (v) the Company’s mineral reserves and resources; Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Form 10-K, filed on February 23, 2016 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: http://www.hecla-mining.com

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Consolidated Statements of Income (Loss)

(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Sales of products	$115,337	$121,985	$443,567	$500,781
Cost of sales and other direct production costs	72,762	68,986	293,567	304,446
Depreciation, depletion and amortization	30,840	30,792	111,489	111,134
	103,602	99,778	405,056	415,580
Gross profit	11,735	22,207	38,511	85,201

Other operating expenses:
General and administrative	7,724	7,554	34,201	31,538
Exploration	2,997	4,612	17,745	17,698
Pre-development	379	722	4,213	1,969
Other operating expense	1,040	442	3,177	2,295
Loss (gain) on disposition of property, plants, equipment and mineral interests	404	(25)	404	(25)
Acquisition costs	—	—	2,162	—
Provision for closed operations and reclamation	1,237	6,489	12,220	10,098
	13,781	19,794	74,122	63,573
(Loss) income from operations	(2,046)	2,413	(35,611)	21,628
Other income (expense):
Gain on derivative contracts	—	11,694	8,252	9,134
Loss on sale of investments	(44)	—	(44)	—
Unrealized loss on investments	(107)	(474)	(3,333)	(3,224)
Net foreign exchange gain	5,033	5,484	24,551	11,535
Interest and other income	743	78	916	286
Interest expense	(6,039)	(6,468)	(25,389)	(26,775)
	(414)	10,314	4,953	(9,044)
(Loss) income before income taxes	(2,460)	12,727	(30,658)	12,584
Income tax (provision) benefit	(60,503)	4,178	(56,310)	5,240
Net (loss) income	(62,963)	16,905	(86,968)	17,824
Preferred stock dividends	(138)	(138)	(552)	(552)
(Loss) income applicable to common stockholders	$(63,101)	$16,767	$(87,520)	$17,272
Basic (loss) income per common share after preferred dividends	$(0.17)	$0.05	$(0.23)	$0.05
Diluted (loss) income per common share after preferred dividends	$(0.17)	$0.05	$(0.23)	$0.05
Weighted average number of common shares outstanding basic	378,113	367,219	373,954	353,442
Weighted average number of common shares outstanding diluted	378,113	367,653	373,954	357,435

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and share in thousands - unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$155,209	$209,665
Accounts receivable	41,349	34,880
Inventories	45,542	47,473
Current deferred income taxes	17,980	12,029
Other current assets	9,453	12,312
Total current assets	269,533	316,359
Non-current investments	1,515	4,920
Non-current restricted cash and investments	999	883
Properties, plants, equipment and mineral interests, net	1,896,811	1,831,564
Non-current deferred income taxes	36,589	98,923
Reclamation insurance	13,695	—
Other non-current assets and deferred charges	2,783	9,415
Total assets	$2,221,925	$2,262,064

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$51,277	$41,869
Accrued payroll and related benefits	27,563	27,956
Accrued taxes	8,915	4,241
Current portion of capital leases	8,735	9,491
Current portion of accrued reclamation and closure costs	20,989	1,631
Current portion of debt	2,721	—
Other current liabilities	6,884	5,797
Total current liabilities	127,084	90,985
Capital leases	8,841	13,650
Accrued reclamation and closure costs	74,549	55,619
Long-term debt	500,199	498,479
Non-current deferred tax liability	119,623	153,300
Non-current pension liability	46,513	43,348
Other non-current liabilities	6,190	9,709
Total liabilities	882,999	865,090

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	95,219	92,382
Capital surplus	1,519,598	1,486,750
Accumulated deficit	(232,565)	(141,306)
Accumulated other comprehensive loss	(32,631)	(32,031)
Treasury stock	(10,734)	(8,860)
Total stockholders’ equity	1,338,926	1,396,974
Total liabilities and stockholders’ equity	$2,221,925	$2,262,064
Common shares outstanding	378,113	367,377

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	December 31, 2015	December 31, 2014
OPERATING ACTIVITIES
Net (loss) income	$(86,968)	$17,824
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	112,585	112,173
Loss on sale of investments	44	—
Unrealized loss on investments	3,333	3,224
Loss (gain) on disposition of properties, plants, equipment and mineral interests	404	(25)
Provision for reclamation and closure costs	12,036	10,215
Deferred income taxes	54,978	1,895
Stock compensation	5,425	4,965
Amortization of loan origination fees	1,821	2,183
Gain on derivative contracts	11,630	(6,886)
Foreign exchange gain	(20,081)	(10,482)
Adjustment of inventory to market value	1,649	—
Other non-cash charges, net	(35)	(858)
Change in assets and liabilities:
Accounts receivable	(6,834)	3,091
Inventories	(854)	1,119
Other current and non-current assets	1,195	(580)
Accounts payable and accrued liabilities	(4,211)	(19,697)
Accrued payroll and related benefits	7,325	16,422
Accrued taxes	4,653	(3,612)
Accrued reclamation and closure costs and other non-current liabilities	8,350	(47,847)
Cash provided by operating activities	106,445	83,124

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(137,443)	(122,537)
Purchase of a business, net of cash acquired	(809)	—
Proceeds from sale of investments	14	—
Proceeds from disposition of properties, plants and equipment	579	428
Change in restricted cash and investment balances	—	4,334
Purchases of investments	(947)	(580)
Net cash used in investing activities	(138,606)	(118,355)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	—	54,418
Acquisition of treasury shares	(1,874)	(3,740)
Dividend paid to common stockholders	(3,739)	(3,547)
Dividends paid to preferred stockholders	(552)	(552)
Payments on debt	(870)	—
Debt issuance and loan origination fees paid	(127)	(938)
Repayments of capital leases	(9,981)	(9,137)
Net cash provided by financing activities	(17,143)	36,504
Effect of exchange rates on cash	(5,152)	(3,783)
Net increase (decrease) in cash and cash equivalents	(54,456)	(2,510)
Cash and cash equivalents at beginning of year	209,665	212,175
Cash and cash equivalents at end of year	$155,209	$209,665

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GREENS CREEK UNIT
Tons of ore milled	213,798	208,057	814,398	816,213
Mining cost per ton	$67.09	$68.58	$71.50	$69.45
Milling cost per ton	$31.56	$30.74	$30.32	$30.56
Ore grade milled - Silver (oz./ton)	15.14	15.37	13.50	13.24
Ore grade milled - Gold (oz./ton)	0.12	0.11	0.11	0.12
Ore grade milled - Lead (%)	3.34	3.27	3.30	3.22
Ore grade milled - Zinc (%)	8.76	8.47	8.74	8.38
Silver produced (oz.)	2,568,025	2,459,092	8,452,153	7,826,341
Gold produced (oz.)	17,198	15,289	60,566	58,753
Lead produced (tons)	5,900	5,249	21,617	20,151
Zinc produced (tons)	16,528	15,332	61,934	59,810
Cash cost, after by-product credits, per silver ounce (1)	$4.18	$2.74	$3.91	$2.89
Capital additions (in thousands)	$13,978	$9,720	$45,962	$29,265
LUCKY FRIDAY UNIT
Tons of ore milled	85,226	70,623	297,347	309,070
Mining cost per ton	$81.21	$93.13	$89.69	$87.90
Milling cost per ton	$18.36	$20.78	$21.51	$21.56
Ore grade milled - Silver (oz./ton)	12.12	11.00	10.68	11.00
Ore grade milled - Lead (%)	6.93	6.75	6.55	6.87
Ore grade milled - Zinc (%)	2.30	2.89	2.98	2.93
Silver produced (oz.)	985,698	745,766	3,028,134	3,239,151
Lead produced (tons)	5,539	4,538	18,348	20,104
Zinc produced (tons)	2,508	1,887	8,139	8,159
Cash cost, after by-product credits, per silver ounce (1)	$9.02	$10.65	$11.23	$9.44
Capital additions (in thousands)	$14,390	$15,476	$55,909	$51,992
CASA BERARDI UNIT
Tons of ore milled	228,919	222,711	844,090	827,580
Mining cost per ton	$88.47	$89.54	$94.51	$103.53
Milling cost per ton	$17.86	$20.45	$19.35	$20.75
Ore grade milled - Gold (oz./ton)	0.21	0.19	0.174	0.17
Ore grade milled - Silver (oz./ton)	0.041	0.041	0.04	0.034
Silver produced (oz.)	8,910	8,238	29,639	25,014
Gold produced (oz.)	42,282	39,385	127,891	128,244
Cash cost, after by-product credits, per gold ounce (1)	$591	$635	$772	$826
Capital additions (in thousands)	$10,163	$12,536	$35,302	$50,350

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

SAN SEBASTIAN UNIT
Tons of ore milled	6,602	—	6,602	—
Mining cost per ton	$129.91	$—	$129.91	$—
Milling cost per ton	$44.76	$—	$44.76	$—
Ore grade milled - Silver (oz./ton)	13.70	—	13.70	—
Ore grade milled - Gold (oz./ton)	0.148	—	0.148	—
Silver produced (oz.)	81,677	—	81,677	—
Gold produced (oz.)	870	—	870	—
Cash cost, after by-product credits, per gold ounce (1)	$6.71	$—	$6.71	$—
Capital additions (in thousands)	$3,434	$—	$3,434	$—

(1)

Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Reconciliation of Non-GAAP Measures to GAAP

(Unaudited)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce are measures developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to cash cost, before by-product credits and cash cost, after by-product credits per ounce of silver/gold.

As depicted in the Greens Creek Unit, Lucky Friday Unit and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek, Lucky Friday and San Sebastian
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
By-product value, all silver properties:
Zinc	$19,619	$25,063	$87,383	$95,701
Gold	16,725	15,298	59,019	61,871
Lead	15,339	15,149	55,955	66,082
Total by-product credits	$51,683	$55,510	$202,357	$223,654

By-product credits per silver ounce, all silver properties
Zinc	$5.40	$7.82	$7.56	$8.65
Gold	4.59	4.76	5.10	5.59
Lead	4.22	4.73	4.84	5.97
Total by-product credits	$14.21	$17.31	$17.50	$20.21

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Unit include:

	Casa Berardi
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Silver by-product value	$130	$134	$457	$464
Silver by-product credits per gold ounce	$3.07	$3.40	$3.57	$3.62

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce:

	Total, Greens Creek, Lucky Friday and San Sebastian
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$71,868	$70,189	$269,971	$276,842
By-product credits	(51,683)	(55,510)	(202,357)	(223,654)
Cash cost, after by-product credits	20,185	14,679	67,614	53,188
Divided by silver ounces produced	3,636	3,205	11,562	11,065
Cash cost, before by-product credits, per silver ounce	$19.76	$21.89	$23.35	$25.02
By-product credits per silver ounce	$(14.21)	$(17.31)	$(17.50)	$(20.21)
Cash cost, after by-product credits, per ounce	$5.55	$4.58	$5.85	$4.81
Reconciliation to GAAP:
Cash cost, after by-product credits	$20,185	$14,679	$67,614	$53,188
Depreciation, depletion and amortization	18,083	19,230	67,815	72,936
Treatment costs	(22,495)	(21,293)	(80,239)	(82,639)
By-product credits	51,683	55,510	202,357	223,654
Change in product inventory	(3,412)	(5,617)	1,632	(1,649)
Reclamation and other costs	397	176	1,319	2,046
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$64,441	$62,685	$260,498	$267,536

	Greens Creek Unit
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$50,760	$51,828	$196,443	$199,247
By-product credits	(40,018)	(45,088)	(163,394)	(176,650)
Cash cost, after by-product credits	10,742	6,740	33,049	22,597
Divided by silver ounces produced	2,568	2,459	8,452	7,826
Cash cost, before by-product credits, per silver ounce	$19.77	$21.08	$23.24	$25.46
By-product credits per silver ounce	$(15.59)	$(18.34)	$(19.33)	$(22.57)
Cash cost, after by-product credits, per ounce	$4.18	$2.74	$3.91	$2.89
Reconciliation to GAAP:
Cash cost, after by-product credits	$10,742	$6,740	$33,049	$22,597
Depreciation, depletion and amortization	15,164	16,803	56,553	63,505
Treatment costs	(17,181)	(17,255)	(63,284)	(63,313)
By-product credits	40,018	45,088	163,394	176,650
Change in product inventory	(700)	(5,295)	4,222	(1,706)
Reclamation and other costs	471	169	1,342	1,949
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$48,514	$46,250	$195,276	$199,682

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

	Lucky Friday Unit
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$19,632	$18,361	$72,052	$77,595
By-product credits	(10,737)	(10,422)	(38,035)	(47,004)
Cash cost, after by-product credits	8,895	7,939	34,017	30,591
Divided by silver ounces produced	986	746	3,028	3,239
Cash cost, before by-product credits, per silver ounce	$19.91	$24.62	$23.79	$23.95
By-product credits per silver ounce	$(10.89)	$(13.97)	$(12.56)	$(14.51)
Cash cost, after by-product credits, per ounce	$9.02	$10.65	$11.23	$9.44
Reconciliation to GAAP:
Cash cost, after by-product credits	$8,895	$7,939	$34,017	$30,591
Depreciation, depletion and amortization	2,919	2,427	11,262	9,431
Treatment costs	(5,274)	(4,038)	$(16,915)	(19,326)
By-product credits	10,737	10,422	38,035	47,004
Change in product inventory	(1,276)	(322)	$(1,154)	57
Reclamation and other costs	(74)	6	(23)	97
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,927	$16,434	$65,222	$67,854

	San Sebastian Unit (2)
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$1,476	-	$1,476	-
By-product credits	(928)	-	(928)	-
Cash cost, after by-product credits	548	-	548	-
Divided by silver ounces produced	82	-	82	-
Cash cost, before by-product credits, per silver ounce	$18.07	-	$18.07	-
By-product credits per silver ounce	$(11.36)	-	$(11.36)	-
Cash cost, after by-product credits, per ounce	$6.71	-	$6.71	-
Reconciliation to GAAP:
Cash cost, after by-product credits	$548	-	$548	-
Depreciation, depletion and amortization	—	-	—	-
Treatment costs	(40)	-	$(40)	-
By-product credits	928	-	928	-
Change in product inventory	(1,436)	-	$(1,436)	-
Reclamation and other costs	—	-	—	-
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$—	$—	$—	$—

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

	Casa Berardi Unit (3)
In thousands (except ounce and per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$25,107	$25,145	$99,129	$106,438
By-product credits	(130)	(134)	(457)	(464)
Cash cost, after by-product credits	24,977	25,011	98,672	105,974
Divided by gold ounces produced	42,282	39,385	127,891	128,244
Cash cost, before by-product credits, per gold ounce	$593.81	$638.44	$775.11	$829.97
By-product credits per gold ounce	$(3.07)	$(3.40)	$(3.57)	$(3.62)
Cash cost, after by-product credits, per gold ounce	$590.74	$635.04	$771.54	$826.35
Reconciliation to GAAP:
Cash cost, after by-product credits	$24,977	$25,011	$98,672	$105,974
Depreciation, depletion and amortization	12,757	11,562	43,674	38,198
Treatment costs	(221)	(227)	(670)	(564)
By-product credits	130	134	457	464
Change in product inventory	1,409	414	1,970	3,151
Reclamation and other costs	109	199	455	820
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$39,161	$37,093	$144,558	$148,043

	Total, All Locations
In thousands	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Reconciliation to GAAP:
Cash cost, after by-product credits	$45,162	$39,690	$166,286	$159,162
Depreciation, depletion and amortization	30,840	30,792	111,489	111,134
Treatment costs	(22,716)	(21,520)	(80,909)	(83,203)
By-product credits	51,813	55,644	202,814	224,118
Change in product inventory	(2,004)	(5,203)	3,602	1,502
Reclamation and other costs	507	375	1,774	2,867
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$103,602	$99,778	$405,056	$415,580

(1)

Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

(2)	Commercial production began at the San Sebastian unit in the fourth quarter of 2015. See The San Sebastian Unit for more information on the property.
(3)

On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss)(1)

(dollars and ounces in thousands, except per share amounts - unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net (loss) income applicable to common stockholders (GAAP)	$(63,101)	$16,767	$(87,520)	$17,272

Adjusting items:
Gains on derivatives contracts	—	(11,694)	(8,252)	(9,134)
Environmental accruals	255	5,640	8,953	6,623
Provisional price (gains)/losses	(73)	213	(634)	2,277
Acquisition costs	—	—	2,162	—
Foreign exchange gain	(5,033)	(5,484)	(24,551)	(11,535)
Change in deferred tax asset valuation allowance	76,354	—	76,354	—
Income tax effect of above adjustments	(42)	2,336	(513)	94
Adjusted net (loss) income applicable to common stockholders	$8,360	$7,778	$(34,001)	$5,597
Weighted average shares - basic	378,113	367,219	373,954	353,442
Weighted average shares - diluted	379,094	367,653	373,954	357,435
Basic adjusted net (loss) income per common share	$0.02	$0.02	$(0.09)	$0.02
Diluted adjusted net (loss) income per common share	$0.02	$0.02	$(0.09)	$0.02

(1)

Adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts of a nature that we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA

(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision (benefit), depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains, gains on derivative contracts, provisional price gains and losses, provisions for closed operations expense, stock-based compensation, and unrealized losses on investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net (loss) income	$(62,963)	$16,905	$(86,968)	$17,824
Plus: Interest expense, net of amount capitalized	6,039	6,468	25,389	26,775
Plus/(Less): Income taxes	60,503	(4,178)	56,310	(5,240)
Plus: Depreciation, depletion and amortization	30,840	30,792	111,489	111,134
Plus: Exploration expense	2,997	4,612	17,745	17,698
Plus: Pre-development expense	379	722	4,213	1,969
Plus: Acquisition costs	—	—	2,162	—
Less: Foreign exchange gain	(5,033)	(5,484)	(24,551)	(11,535)
Less: Gains on derivative contracts	—	(11,694)	(8,252)	(9,134)
Plus/(Less): Provisional price (gains)/losses	(73)	213	(634)	2,277
Plus: Provision for closed operations and environmental matters	1,008	6,569	12,036	10,215
Plus: Stock-based compensation	1,389	1,138	5,425	9,494
Plus: Unrealized losses on investments	107	474	3,333	3,224
Less: Other	(699)	(78)	(872)	(286)
Adjusted EBITDA	$34,494	$46,459	$116,825	$174,415

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

 Reserves and Resources - 12/31/2015

Proven Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	(Tons)
Greens Creek (a)	10	20.8	0.12	3.7	9.0	210	1	370	910	—
Lucky Friday (a)	3,510	16.5	—	9.8	3.2	57,961	—	344,610	111,210	—
Casa Berardi (1)	2,119	—	0.11	—	—	—	234	—	—	—
San Sebastian (a)	5	14.5	0.21	—	—	72	1	—	—	—
Total	5,644					58,243	236	344,980	112,120	—

Probable Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (a)	7,204	12.3	0.09	3.0	8.1	88,523	676	218,030	581,730	—
Lucky Friday (a)	1,557	13.3	—	0.1	2.9	20,721	—	124,950	45,080	—
Casa Berardi (1)	8,104	—	0.14	—	—	—	1,098	—	—	—
San Sebastian (a)	284	28.0	0.22	—	—	7,943	63	—	—	—
Total	17,149					117,187	1,837	342,980	626,810	—

Proven and Probable Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (a)	7,214	12.3	0.09	3.0	8.1	88,733	677	218,400	582,640	—
Lucky Friday (a)	5,067	15.5	—	9.3	3.1	78,681	—	469,560	156,290	—
Casa Berardi (1)	10,222	—	0.13	—	—	—	1,332	—	—	—
San Sebastian (a)	289	27.7	0.22	—	—	8,015	64	—	—	—
Total	22,792					175,429	2,073	687,960	738,930	—

Measured Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (b)	—	—	—	—	—	—	—	—	—	—
Lucky Friday (2)(b)	13,762	6.1	—	4.1	2.3	83,711	—	569,190	319,810	—
Casa Berardi (3)	1,769	—	0.18	—	—	—	326	—	—	—
San Sebastian (4)(b)	—	—	—	—	—	—	—	—	—	—
Heva (5)	5,480	—	0.06	—	—	—	304	—	—	—
Hosco (5)	33,070	—	0.04	—	—	—	1,296	—	—	—
San Juan Silver (6)(b)	—	—	—	—	—	—	—	—	—	—
Star (7)(a)	—	—	—	—	—	—	—	—	—	—
Total	54,081					83,711	1,926	569,190	319,810	—

Indicated Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (b)	1,227	10.6	0.10	3.0	7.5	13,015	128	36,710	92,260	—
Lucky Friday (2)(b)	7,067	6.3	—	4.4	2.1	44,436	—	308,260	149,830	—
Casa Berardi (3)	9,225	—	0.11	—	—	—	985	—	—	—
San Sebastian (4)(b)	1,561	5.9	0.07	—	—	9,257	116	14,570	18,980	8,400
Heva (5)	5,570	—	0.07	—	—	—	369	—	—	—
Hosco (5)	31,620	—	0.04	—	—	—	1,151	—	—	—
San Juan Silver (6)	516	14.8	—	2.1	1.1	7,620	—	10,760	5,820	—
Star (7)(b)	1,074	3.0	—	6.4	7.6	3,221	—	68,700	81,200	—
Total	57,860					77,549	2,749	439,000	348,090	8,400

Measured & Indicated Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (b)	1,227	10.6	0.10	3.0	7.5	13,015	128	36,710	92,260	—
Lucky Friday (2)(b)	20,829	6.2	—	4.2	2.3	128,147	—	877,450	469,640	—
Casa Berardi (3)	10,993	—	0.12	—	—	—	1,312	—	—	—
San Sebastian (4)(b)	1,561	5.9	0.07	—	—	9,257	116	14,570	18,980	8,400
Heva (5)	11,050	—	0.06	—	—	—	672	—	—	—
Hosco (5)	64,690	—	0.04	—	—	—	2,447	—	—	—
San Juan Silver (6)	516	14.8	—	2.1	1.1	7,620	—	10,760	5,820	—
Star (7)(b)	1,074	3.0	—	6.4	7.6	3,221	—	68,700	81,200	—
Total	111,940					161,260	4,675	1,008,190	667,900	8,400

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Inferred Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (b)	3,255	12.8	0.09	2.8	6.7	41,730	300	89,630	219,540	—
Lucky Friday (8)(b)	4,451	7.7	—	5.7	1.9	34,302	—	254,080	85,850	—
Casa Berardi (3)	2,854	—	0.18	—	—	—	510	—	—	—
San Sebastian (9) (b)	2,677	5.5	0.03	—	—	14,846	93	22,550	32,070	18,860
Heva (5)	4,210	—	0.08	—	—	—	350	—	—	—
Hosco (5)	7,650	—	0.04	—	—	—	314	—	—	—
San Juan Silver (10)	3,078	10.7	0.01	1.3	1.1	33,097	36	40,990	34,980	—
Star (11)(b)	2,957	3.1	—	5.9	5.6	9,128	—	173,500	166,100	—
Monte Cristo (12)	913	0.3	0.14	—	—	271	131	—	—	—
Rock Creek (13)	136,601	1.7	—	—	—	228,616	—	—	—	1,010,770
Total	168,646					361,990	1,734	580,750	538,540	1,029,630

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.

(a)	Mineral reserves are based on $1100 gold, $14.50 silver, $0.90 lead and $0.90 zinc, unless otherwise stated.

(b)	Mineral resources are based on $1300 gold, $20 silver, $0.95 lead, $0.90 zinc and $3.00 copper, unless otherwise stated.

(1)	Mineral reserves are based on $1100 gold and a US$/CAN$ exchange rate of 1:1.37 Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3 m)

Open pit mineral reserves of the East Mine were estimated in May 2015 based on $1225 gold and a US$/CAN$ exchange rate of 1:1.10. Reserve block diluted.

Open pit mineral reserves of the Principal Mine were estimated in February 2011 based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%

(2)	Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.

(3)

Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1.37 Underground resources are reported at a minimum mining width of 6.6 feet to 9.8 feet (2 m to 3 m)

Open pit mineral resources of the Principal Mine were estimated based on $950 gold and a US$/CAN$ exchange rate of 1:1

Open pit mineral resources of the 160 Zone were based on $1,250 gold and a US$/CAN$ exchange rate of 1:1, Resources diluted to 12%

(4)

Indicated resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 8,400 tons of copper at 1.7% Cu within 492,700 tons of indicated resource.

(5)	Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. The resources are in-situ without dilution and material loss. Resource model completed in 2011.

(6)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn

(7)	Indicated resources reported at a minimum mining width of 4.3 feet.

(8)	Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.

(9)

Inferred resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 1.5 meters for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 18,860 tons of copper at 1.5% within 1,255,100 tons of inferred resource.

(10)	Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.

(11)	Inferred resources reported at a minimum mining width of 4.3 feet.

(12)	Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag.

(13)	Inferred resource reported at a minimum thickness of 16.0 feet; resources based on $7 Ag and $1 Cu.

Rock Creek also contains 1,010,770 tons of copper at 0.7% within stated inferred resource tonnage.

* Totals may not represent the sum of parts due to rounding

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com